Exhibit 99.1

BMB Munai, Inc. Stockholders Approve the Sale of Emir Oil LLP

ALMATY, Kazakhstan, June 3, 2011 /PRNewswire/ -- BMB Munai, Inc. (NYSE Amex: KAZ) (the "Company") today announced that its stockholders have approved at a special meeting of stockholders the previously announced sale of all of its interests in its wholly-owned operating subsidiary, Emir Oil LLP, to a subsidiary of MIE Holdings Corporation (HKEx: 1555).

The affirmative vote by holders of a majority of the Company's outstanding common stock was required to approve the sales transaction pursuant to the terms of the Participation Interest Purchase Agreement, dated February 14, 2011, among the Company, MIE Holdings Corporation and its subsidiary, Palaeontol B.V. Based on the report of the inspector of election of the meeting, approximately 63.2% of the voting power of the Company as of the close of business on April 11, 2011, the special meeting record date, voted for approval of the proposal.

The transaction was announced on February 14, 2011 and is expected to close in the third quarter of 2011, following receipt of necessary regulatory approvals and satisfaction of certain other customary closing conditions.

As previously disclosed, if the closing occurs, the Company intends to make an initial cash distribution to stockholders in the estimated range of $1.04 to $1.10 per share from the transaction proceeds, after giving effect to the estimated closing adjustments and escrow amount and the repayment of the convertible senior notes and after providing for the payment of or reserve for other anticipated liabilities and transaction costs.  The mid-point of the estimated initial distribution price range ($1.07) represents a premium of 19% over the prior 30-day average trading price of the Company's common stock ending February 13, 2011.  The Company intends to make a second distribution to stockholders that could range up to approximately $0.30 per share following termination of the escrow on the first year anniversary of the closing date, subject to the availability of funds to be released from the escrow, actual costs incurred and other factors.

In addition to approving the sale transaction, the Company's stockholders voted to approve the reduction of the conversion price of our outstanding 10.75% convertible Senior Notes due 2013 from $7.2094 per share to $2.00 per share and the issuance of shares of the Company's common stock upon conversion of the Senior Notes.

The affirmative vote by a majority of the votes cast at the meeting, in person or by proxy, was required to approve the conversion price reduction and potential issuance of additional shares of the Company's common stock upon conversion of the Senior Notes.  Based on the report of the inspector of election of the meeting, approximately 62.7% of the votes cast at the meeting by stockholders of record as of the close of business on April 11, 2011, the special meeting record date, voted for approval of the proposal.

As previously disclosed, the conversion price for the Senior Notes will not be automatically reduced as a result of the stockholder approval.  If the sale of Emir Oil LLP is consummated, the conversion price reduction will not be implemented because the Senior Notes will be redeemed out of the proceeds from that sale.  If the sale does not close, we will seek clarification from the Kazakhstan Ministry of Oil and Gas regarding whether its approval is required for the reduction of the conversion price (we can also delay seeking that clarification in certain instances).  If it is determined that such approval is not necessary, or if the approval is necessary and we receive that approval, we will then enter into a supplemental indenture with the trustee of the Senior Notes to effect the conversion price reduction.

Information Regarding SEC Filings

The Company has filed with the Securities and Exchange Commission (the "SEC") and mailed to stockholders a proxy statement containing information about the Company, the proposed sale and note restructuring transactions and related matters. STOCKHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AS IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. The proxy statement, as well as other filings containing information about the Company, can be retrieved, without charge, from the SEC's website at www.sec.gov or from the Company at its website at www.bmbmunai.com. This announcement is not a solicitation of a proxy.

The Company and its directors and executive officers may be deemed to have been participants in the solicitation of proxies in connection with the proposed transactions.  Information concerning the Company's participants is set forth in the Company's annual report on Form 10-K for the year ended March 31, 2010, which was filed with the SEC on June 24, 2010.  Additional information regarding the interests of the Company's directors and executive officers in the solicitation of proxies in connection with the proposed transactions is included in the proxy statement filed with the SEC. The Company's press releases and other information about the Company are available on the Company's website.

About the Company

BMB Munai, Inc. is an independent oil and gas company engaged in the exploration and test production of crude oil and natural gas in Western Kazakhstan. The Company maintains administrative offices in Salt Lake City, Utah and Almaty, Kazakhstan.

About MIE

MIE Holdings and its subsidiaries is one of the leading independent upstream oil companies operating onshore in the People's Republic of China (PRC) as measured by gross production under production sharing contracts.  MIE Holdings operates the Daan, Moliqing and Miao 3 oilfields in the Songliao Basin, the PRC's most prolific oil-producing basin, under three separate production sharing contracts with PetroChina, the largest oil company in China.  In addition, MIE Holdings pursues other development and production opportunities in China, and exploration, development and production opportunities internationally, both independently and in partnership with other major and independent oil companies.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking" statements regarding the Company's proposed sale of Emir Oil LLP, the anticipated cash distributions to stockholders, the amount of such distributions, the closing of the transaction and the timing thereof, the filing of various information with the SEC, and the conversion price reduction of the Senior Notes and related terms thereof.  All such forward-looking statements are subject to uncertainty and changes in circumstances, and there is no assurance the sale transaction will be consummated or the conversion price reduction effected. Moreover, no forward-looking statements are guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements.  Factors that could materially affect such forward-looking statements include the failure of any one or more of the closing conditions to the sale transaction, termination of the definitive purchase agreement, and other economic, business and regulatory risks and factors identified in the Company's periodic reports filed with the SEC.  All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

NYSE Amex has neither approved nor disapproved of the contents of this press release.